AGREEMENT


Date:     March 16, 1995

Parties:  Techne Corporation, a
          Minnesota corporation
          614 McKinley Place N.E.
          Minneapolis, Minnesota 55413

          Roger C. Lucas, Ph.D.
          614 McKinley Place N.E.
          Minneapolis, Minnesota 55413

Recitals:

     A. Techne Corporation ("Techne") and Dr. Lucas are parties to an Employment Agreement dated April 30, 1993 (the "Employment Agreement") and an Employee Agreement with respect to Inventions, Proprietary Information, and Unfair Competition dated May 28, 1981 (the "Confidentiality Agreement").

     B. Pursuant to the Employment Agreement, Dr. Lucas is currently Executive Vice President, Chief Scientific Officer, Secretary and Senior Executive Officer, Biotechnology Division of Techne and Research and Diagnostic Systems, Inc. ("R&D"), a subsidiary of Techne. As used herein, the term "the Company" shall include Techne and its subsidiaries, including R&D and R&D Systems Europe, Ltd. (R&D Europe"), unless specifically provided otherwise. Dr. Lucas is also a member of the Board of Directors of Techne and of R&D.

     C. The Company and Dr. Lucas desire to terminate the Employment Agreement, amend the Confidentiality Agreement and redefine their relationship pursuant to the terms of this Agreement.

Agreements:

     1.   Termination of Employment Agreement.   Effective as of the date of
this Agreement, the Employment Agreement is terminated and of no further force and effect, except as provided herein.

     2. Resignations. Effective as of the close of business on June 30, 1995, Dr. Lucas will resign (i) as an officer of Techne, R&D and R&D Europe and (ii) as a director of R&D and R&D Europe.

     3. Continued Engagements. Dr. Lucas will continue to serve as a member of the Board of Directors of Techne, subject to his nomination by the board and election by the shareholders of Techne, at least until the annual meeting of the shareholders of Techne held after the close of fiscal 1997. During the two-year period ending June 30, 1997 (the "Employment Period"), Dr. Lucas will also be an employee of the Company, obligated to perform such services and duties as reasonably requested by the Board of Directors of the Company from time to time; provided, however, that in no event shall Dr. Lucas be required to devote more than 10 hours per calendar quarter as an employee of the Company. During the Employment Period, in connection with the performance of his duties hereunder, Dr. Lucas may use office space and secretarial support services of the Company on an "as-needed" basis.

     4.   Compensation.

          a. In consideration for his employment with the Company during the Employment Period, Dr. Lucas shall be entitled to receive the annual base salary currently being paid to him. During the Employment Period, Dr. Lucas will not be entitled to any other compensation as a director of Techne. After the Employment Period, if Dr. Lucas continues to serve as a director of Techne, he will be entitled to the same compensation and benefits provided to other directors of Techne for their services as directors.

          b. Dr. Lucas shall be entitled to receive any incentive bonus that he earns for fiscal 1995 based upon the goals established by the Board of Directors of the Company, all in accordance with the terms of Section 2.2 of the Employment Agreement. Dr. Lucas shall be entitled to a profit sharing plan contribution for fiscal 1995 on the same basis as other employees of the Company.

          c. Dr. Lucas shall be granted the option for 25,000 shares of the Company's Common Stock specified in Section 2.3 of the Employment Agreement without regard to 1995 pre-tax earnings in recognition of his past contributions to the Company and agreement to continue to serve as a director.

          d. By July 31, 1995, the Company shall pay Dr. Lucas the monetary value of his accrued but unused vacation time through June 30, 1995. No vacation time shall accrue for the benefit of Dr. Lucas following June 30, 1995.

          e. During the Employment Period, for as long as Dr. Lucas is not employed by another entity which provides health and similar insurance benefits generally to its employees, Dr. Lucas will be entitled to participate in the employee health and similar insurance benefit plans from time to time established by the Company and made available generally to all of its employees. Dr. Lucas shall participate in any of the Company's pension, profit sharing, stock, cash or other performance plans for fiscal 1995 but will not participate in any such plans thereafter.

          f. The Company will continue to carry the same life insurance on the life of Dr. Lucas through the term of the Employment Period as the Company carried on the date of this Agreement.

          g. Dr. Lucas shall continue to hold options previously granted to him in accordance with their respective terms and conditions.

          h. Dr. Lucas' right, pursuant to Section 5.3 of the Employment Agreement, to purchase insurance policies on his life owned by the Company shall continue in full force and effect.

     5. Confidentiality Agreement. Dr. Lucas and the Company agree to amend the Confidentiality Agreement by deleting sections 4(a) and (b) of the Confidentiality Agreement and replacing such sections with the following:
"During this employment and following its termination, Employee will not attempt, individually or through any other person or entity withwhich he is affiliated as an officer, director, shareholder, employee or consultant, directly or indirectly to target or solicit for employment any officer or employee of the Company or its affiliates or any former officer or employee of the Company or its affiliates, without the Company's prior written consent." The remaining provisions of the Confidentiality Agreement shall continue to be in full force and effect.

     6. Registration Right. So long as Dr. Lucas is a director of Techne and subject to Rule 144 in connection with sales of Techne Common stock, if Dr. Lucas deems the volume restrictions of Rule 144 too limiting for his personal purposes, the Company at its expense will, upon Dr. Lucas' request, register on Form S-3 the shares of Techne Common Stock beneficially held by him, his spouse and children, provided, however, that in no event shall the Company be obligated under this section to register such shares if doing so would have a material adverse effect on financing plans of the Company.

     7. Public and Private Statements. The Company agrees that it shall make no disparaging or defamatory statements regarding Dr. Lucas or his contributions to the Company. Dr. Lucas agrees that he shall make no disparaging or defamatory statements regarding the Company or any of its officers, directors or employees. The Company and Dr. Lucas shall agree on the text of an announcement of his change of status and coordinate the communication of such change to the public, employees of the Company, shareholders and analysts.

     8. Expenses. The Company agrees to pay the reasonable fees of Dr. Lucas' attorney and accountant in connection with the negotiation of this Agreement in an aggregate amount not to exceed $3,000.

     9. Entire Agreement. This Agreement and the Confidentiality Agreement as amended hereby, together with any addenda, represents the only agreements among the parties concerning the subject matter hereof and supersedes all prior agreements whether written or oral, relating thereto, including without limitation the Employment Agreement.

     10. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors. This Agreement shall not be assignable by either party without the prior written consent of the other. Any and all assignments of this Agreement or any interest therein not made in accordance with this paragraph shall be void.

     11. No Waiver. Any waiver of any term or condition of this Agreement by either party shall not operate as a waiver of any continued breach of such term or condition, or any other term or condition, nor shall any failure to enforce a provision of this Agreement operate as a waiver of such provision or of any other provision of this Agreement.

     12. Further Assurances. The parties shall from time to time, upon the reasonable request of any other party hereto, execute and deliver such other documents and instruments and take such other action as such other party may reasonably request so as to more effectively permit the consummation of the transactions contemplated in this Agreement.

     13. Severability. Should any provision of this Agreement, or its application, to any extent be held invalid or unenforceable, the remainder of this Agreement and its application, excluding such invalid or unenforceable provisions shall not be affected by such exclusion and shall continue valid and enforceable to the fullest extent permitted by law or equity.

     14. Governing Law. This Agreement shall for all purposes be governed and interpreted in accordance with the laws of the State of Minnesota.

     15. Arbitration. Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy. If, notwithstanding, such dispute cannot be resolved, such dispute shall be settled by binding arbitration. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years. If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator. Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement. Limited civil discovery shall be permitted for the production of documents and taking of depositions. Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute. The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded. The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator's fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys' fees. Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.


     IN WITNESS WHEREOF, each of the parties hereto have executed this Agreement in the manner appropriate to each, all as of the date first above written.

Techne Corporation


By
     --------------------------    ---------------------
     Thomas E. Oland, President    Roger C. Lucas, Ph.D.